ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2007

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
PRESS RELEASE	441-278-9255 fax
NASDAQ Symbol ACGL
For Immediate Release	CONTACT:
John D. Vollaro
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2007 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 26, 2007 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2007 first quarter was $198.6 million, or $2.59 per share, compared to $129.6 million, or $1.71 per share, for the 2006 first quarter. The Company also reported after-tax operating income available to common shareholders of $207.4 million, or $2.71 per share, for the 2007 first quarter, compared to $143.1 million, or $1.89 per share, for the 2006 first quarter. The Company’s after-tax operating income available to common shareholders represented a 24.7% annualized return on average common equity for the 2007 first quarter, compared to 22.8% for the 2006 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share, adjusted for the effects of share repurchases, increased by 7.0% to $46.89 at March 31, 2007 from $43.97 per share at December 31, 2006. Gross and net premiums written for the 2007 first quarter were $1.21 billion and $871.7 million, respectively, compared to $1.17 billion and $873.7 million, respectively, for the 2006 first quarter. The Company’s combined ratio was 83.4% for the 2007 first quarter, compared to 88.3% for the 2006 first quarter. All per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results:

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$1,210,614	$1,167,814
Net premiums written	871,745	873,719
Net premiums earned	745,493	761,601
Underwriting income	124,598	90,228

Combined ratio	83.4%	88.3%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands, except per share data)	2007	2006

After-tax operating income available to common shareholders	$207,372	$143,081
Net realized gains (losses), net of tax	786	(2,912)
Net foreign exchange losses, net of tax	(9,607)	(10,546)
Net income available to common shareholders	$198,551	$129,623

Diluted per common share results:
After-tax operating income available to common shareholders	$2.71	$1.89
Net realized gains (losses), net of tax	0.01	(0.04)
Net foreign exchange losses, net of tax	(0.13)	(0.14)
Net income available to common shareholders	$2.59	$1.71

Weighted average common shares and common share equivalents outstanding—diluted	76,640,686	75,855,309

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 56.3% and an underwriting expense ratio of 27.1% for the 2007 first quarter, compared to a loss ratio of 61.5% and an underwriting expense ratio of 26.8% for the 2006 first quarter. The loss ratio of 56.3% for the 2007 first quarter was comprised of 36.8 points of paid losses, (0.4) points related to reserves for reported losses and 19.9 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through March 31, 2007.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2007 first quarter was $403.1 million, compared to $423.2 million for the 2006 first quarter. The lower level of operating cash flows in the 2007 first quarter was primarily due to a higher level of paid losses as the Company’s insurance and reinsurance loss reserves have continued to mature.

Net investment income for the 2007 first quarter rose to $112.7 million from $80.3 million for the 2006 first quarter. The increase in net investment income in the 2007 first quarter primarily resulted from a higher level of average invested assets in the 2007 first quarter and an increase in the pre-tax investment income yield to 4.91% for the 2007 first quarter, compared to 4.29% for the 2006 first quarter. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AAA” at March 31, 2007 and December 31, 2006. The average effective duration of the Company’s investment portfolio was 3.3 years at March 31, 2007, compared to 3.2 years at December 31, 2006.

For the 2007 and 2006 first quarters, the effective tax rates on income before income taxes were 4.0% and 7.9%, respectively, and the effective tax rates on pre-tax operating income available to common shareholders were 4.6% and 7.4%, respectively. The reduction in the effective tax rate on pre-tax operating income available to common shareholders in the 2007 first quarter, compared to the 2006 first quarter, primarily resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for 2007 will be in the range of 4.0% to 6.0%.

Net foreign exchange losses for the 2007 first quarter of $9.7 million consisted of net unrealized losses of $17.2 million and net realized gains of $7.5 million, compared to net foreign exchange losses for the 2006 first quarter of $10.3 million, which consisted of net unrealized losses of $7.9 million and net realized losses of $2.4 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 76.6 million in the 2007 first quarter, compared to 75.9 million in the 2006 first quarter. The higher level of weighted average shares outstanding in the 2007 first quarter was primarily due to increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases. Share repurchases during the 2007 first quarter had a minimal impact on the weighted average shares outstanding in the period due to the timing of such transactions.

On February 28, 2007, ACGL’s Board of Directors authorized the investment of up to $1 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2009. Through April 25, 2007, ACGL repurchased approximately 906,000 common shares under the share repurchase program for an aggregate purchase price of $59.9 million. As a result of share repurchase transactions in the 2007 first quarter, book value per common share at March 31, 2007 was reduced by $0.17 per share. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations.

At March 31, 2007, the Company’s capital of $4.08 billion consisted of $300.0 million of senior notes, representing 7.3% of the total, $325.0 million of preferred shares, representing 8.0% of the total, and common shareholders’ equity of $3.46 billion, representing the balance. The increase in the Company’s capital during the 2007 first quarter of $192.7 million was primarily attributable to operating income for the 2007 first quarter and an after-tax increase in the fair value of the Company’s investment portfolio, partially offset by share repurchases during the period. The increase in the fair value of the investment portfolio was primarily due to a decrease in the level of interest rates in the 2007 first quarter.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, April 27, 2007. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on April 27 through midnight Eastern Time on May 27, 2007. A telephone replay of the conference call also will be available beginning on April 27 at 1:00 p.m. Eastern Time until May 4 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 53460223), and international callers should dial 617-801-6888 (passcode 53460223).

Arch Capital Group Ltd., a Bermuda-based company with over $4.0 billion in capital at March 31, 2007, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of its business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through March 31, 2007;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies; and

•                        statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Selected Information on Losses and Loss Adjustment Expenses

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2007	2006

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$274,368	$221,054
Increase in unpaid losses and loss adjustment expenses	145,693	247,124
Total losses and loss adjustment expenses	$420,061	$468,178

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Insurance	$2,926	$7,922
Reinsurance	(46,227)	(1,510)
Total	($43,301)	$6,412

Impact on combined ratio:
Insurance	0.7%	2.1%
Reinsurance	(13.9%)	(0.4%)
Total	(5.8%)	0.8%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	—	—
Reinsurance	$15,758	$16,276
Total	$15,758	$16,276

Impact on loss ratio:
Insurance	—	—
Reinsurance	4.8%	4.3%
Total	2.1%	2.1%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred for its Bermuda operations and (ii) all losses incurred for its U.S. operations.

Annualized Operating Return on Average Common Equity

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2007	2006

After-tax operating income available to common shareholders	$207,372	$143,081
Annualized operating income available to common shareholders	829,488	572,324

Beginning common shareholders’ equity	3,265,619	2,480,527
Ending common shareholders’ equity	3,458,348	2,549,554
Average common shareholders’ equity	3,361,984	2,515,041

Annualized operating return on average common equity	24.7%	22.8%

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Investment Information

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands except share data)	2007	2006

Net investment income:
Total	$112,689	$80,326
Per diluted share	$1.47	$1.06

Pre-tax yield (at amortized cost)	4.91%	4.29%
After-tax yield (at amortized cost)	4.75%	4.13%

	(Unaudited)
	March 31,	December 31,
	2007	2006

Investable assets:
Total cash and investments (1)	$9,528,634	$9,319,148
Securities transactions entered into but not settled at the balance sheet date	(52,257)	(227,941)
Investable assets	$9,476,377	$9,091,207

Cash flow from operations	$403,131	$423,178

Fixed income portfolio (1):
Average effective duration (in years)	3.3	3.2
Average credit quality (Standard & Poors)	AAA	AAA
Imbedded book yield (2)	4.98%	4.97%

(1)                                  Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(2)                                  Before investment expenses.

Book Value Per Common Share and Share Repurchases

	(Unaudited)
	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2007	2006

Calculation of book value per common share:
Total shareholders’ equity	$3,783,348	$3,590,619
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	3,458,348	3,265,619
Common shares outstanding (1)	73,746,726	74,270,466
Book value per common share	$46.89	$43.97

Effect of share repurchases during period:
Aggregate purchase price of shares repurchased	$44,475
Shares repurchased	682,767
Average price per share repurchased	$65.14

Estimated dilutive impact on ending book value per common share (2)	($0.17)

(1)                                  Excludes the effects of 5,486,649 and 5,669,994 stock options and 89,238 and 91,514 restricted stock units outstanding at March 31, 2007 and December 31, 2006, respectively.

(2)                                  As the average price per share repurchased during the period exceeded the book value per common share at March 31, 2007, the repurchase of shares during the period reduced book value per common share.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2007	2006
Revenues
Net premiums written	$871,745	$873,719
Increase in unearned premiums	(126,252)	(112,118)
Net premiums earned	745,493	761,601
Net investment income	112,689	80,326
Net realized losses	(981)	(3,383)
Fee income	1,969	1,805
Other income	604	—
Total revenues	859,774	840,349

Expenses
Losses and loss adjustment expenses	420,061	468,178
Acquisition expenses	120,128	129,672
Other operating expenses	90,813	82,977
Interest expense	5,523	5,555
Net foreign exchange losses	9,742	10,253
Total expenses	646,267	696,635

Income before income taxes	213,507	143,714

Income tax expense	8,495	11,424

Net income	205,012	132,290

Preferred dividends	6,461	2,667

Net income available to common shareholders	$198,551	$129,623

Net income per common share
Basic	$2.69	$1.78
Diluted	$2.59	$1.71

Weighted average common shares and common share equivalents outstanding
Basic	73,931,996	72,899,249
Diluted	76,640,686	75,855,309

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2007	2006
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2007, $6,933,803; 2006, $6,858,970)	$6,963,359	$6,876,548
Short-term investments available for sale, at fair value (amortized cost: 2007, $794,726; 2006, $956,926)	796,682	957,698
Short-term investment of funds received under securities lending agreements, at fair value	1,160,098	891,376
Other investments (cost: 2007, $394,604; 2006, $282,923)	422,387	307,082
Cash	225,249	317,017
Total investments and cash	9,567,775	9,349,721

Accrued investment income	68,012	68,440
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	1,120,957	860,803
Premiums receivable	954,168	749,961
Funds held by reinsureds	60,783	82,385
Unpaid losses and loss adjustment expenses recoverable	1,537,176	1,552,157
Paid losses and loss adjustment expenses recoverable	120,883	122,149
Prepaid reinsurance premiums	501,287	470,138
Deferred income tax assets, net	64,271	63,606
Deferred acquisition costs, net	314,686	290,999
Receivable for securities sold	164,124	190,168
Other assets	487,749	511,940
Total Assets	$14,961,871	$14,312,467

Liabilities
Reserve for losses and loss adjustment expenses	$6,595,820	$6,463,041
Unearned premiums	1,950,264	1,791,922
Reinsurance balances payable	393,658	301,679
Senior notes	300,000	300,000
Deposit accounting liabilities	43,284	45,107
Securities lending collateral	1,160,098	891,376
Payable for securities purchased	216,381	418,109
Other liabilities	519,018	510,614
Total Liabilities	11,178,523	10,721,848

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
— Series A (issued: 2007 and 2006, 8,000,000)	80	80
— Series B (issued: 2007 and 2006, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2007, 73,746,726; 2006, 74,270,466)	737	743
Additional paid-in capital	1,910,125	1,944,304
Retained earnings	1,794,569	1,596,018
Accumulated other comprehensive income (loss), net of deferred income tax	77,787	49,424
Total Shareholders’ Equity	3,783,348	3,590,619
Total Liabilities and Shareholders’ Equity	$14,961,871	$14,312,467

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2007	2006
Non-Cumulative Preferred Shares
Balance at beginning of period	$130	$—
Preferred shares issued	—	80
Balance at end of period	130	80

Common Shares
Balance at beginning of year	743	733
Common shares issued, net	1	5
Purchases of common shares under share repurchase program	(7)	—
Balance at end of period	737	738

Additional Paid-in Capital
Balance at beginning of year	1,944,304	1,595,440
Cumulative effect of change in accounting for unearned stock grant compensation	—	(9,646)
Series A non-cumulative preferred shares issued	—	193,378
Common shares issued	109	160
Exercise of stock options	6,997	12,152
Common shares retired	(46,291)	(647)
Amortization of share-based compensation	4,306	3,299
Other	700	274
Balance at end of period	1,910,125	1,794,410

Deferred Compensation Under Share Award Plan
Balance at beginning of year	—	(9,646)
Cumulative effect of change in accounting for unearned stock grant compensation	—	9,646
Balance at end of period	—	—

Retained Earnings
Balance at beginning of year	1,593,907	901,348
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	2,111	—
Balance at beginning of year, as adjusted	1,596,018	901,348
Dividends declared on preferred shares	(6,461)	(2,667)
Net income	205,012	132,290
Balance at end of period	1,794,569	1,030,971

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	51,535	(7,348)
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	(2,111)	—
Balance at beginning of year, as adjusted	49,424	(7,348)
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	20,587	(67,032)
Foreign currency translation adjustments, net of deferred income tax	7,776	(2,265)
Balance at end of period	77,787	(76,645)

Total Shareholders’ Equity	$3,783,348	$2,749,554

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2007	2006
Comprehensive Income
Net income	$205,012	$132,290
Other comprehensive income (loss), net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding gains (losses) arising during period	22,014	(67,987)
Reclassification of net realized (gains) losses, net of income taxes, included in net income	(1,427)	955
Foreign currency translation adjustments	7,776	(2,265)
Other comprehensive loss	28,363	(69,297)
Comprehensive Income	$233,375	$62,993

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2007	2006
Operating Activities
Net income	$205,012	$132,290
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses	1,097	783
Other income	(604)	—
Share-based compensation	4,306	3,299
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	147,462	256,469
Unearned premiums, net of prepaid reinsurance premiums	127,107	113,179
Premiums receivable	(203,707)	(200,073)
Deferred acquisition costs, net	(23,700)	(10,134)
Funds held by reinsureds	21,602	35,771
Reinsurance balances payable	91,498	76,441
Deferred income tax assets, net	(2,972)	(7,352)
Other liabilities	1,296	46,147
Other items, net	34,734	(23,642)
Net Cash Provided By Operating Activities	403,131	423,178

Investing Activities
Purchases of fixed maturity investments	(5,047,868)	(4,330,266)
Proceeds from sales of fixed maturity investments	4,326,607	4,121,591
Proceeds from redemptions and maturities of fixed maturity investments	183,984	83,394
Purchases of other investments	(151,978)	(32,596)
Proceeds from sales of other investments	54,754	5,359
Net sales (purchases) of short-term investments	188,663	(444,527)
Change in securities lending collateral	(268,722)	10,429
Purchases of furniture, equipment and other	(4,138)	(4,602)
Net Cash Used For Investing Activities	(718,698)	(591,218)

Financing Activities
Purchases of common shares under share repurchase program	(44,475)	—
Proceeds from common shares issued, net	3,145	8,690
Proceeds from preferred shares issued, net of issuance costs	—	193,527
Change in securities lending collateral	268,722	(10,429)
Excess tax benefits from share-based compensation	2,355	2,450
Preferred dividends paid	(6,461)	—
Net Cash Provided By Financing Activities	223,286	194,238

Effects of exchange rate changes on foreign currency cash	513	(769)

Increase (decrease) in cash	(91,768)	25,429
Cash beginning of year	317,017	222,477
Cash end of period	$225,249	$247,906

Income taxes paid, net	$596	$9,591
Interest paid	—	$42

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments — insurance and reinsurance — and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines, including: casualty; construction, surety and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateral protection business and excess workers’ compensation and employers’ liability business produced by Wexford).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment included dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited)
	Three Months Ended
	March 31, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$661,210	$558,654	$1,210,614
Net premiums written	428,344	443,401	871,745

Net premiums earned	$413,847	$331,646	$745,493
Fee income	1,425	544	1,969
Losses and loss adjustment expenses	(259,322)	(160,739)	(420,061)
Acquisition expenses, net	(46,695)	(73,433)	(120,128)
Other operating expenses	(68,894)	(13,781)	(82,675)
Underwriting income	$40,361	$84,237	124,598

Net investment income			112,689
Net realized losses			(981)
Other income			604
Other expenses			(8,138)
Interest expense			(5,523)
Net foreign exchange losses			(9,742)
Income before income taxes			213,507
Income tax expense			(8,495)

Net income			205,012
Preferred dividends			(6,461)
Net income available to common shareholders			$198,551

Underwriting Ratios
Loss ratio	62.7%	48.5%	56.3%
Acquisition expense ratio (2)	11.1%	22.1%	16.0%
Other operating expense ratio	16.6%	4.2%	11.1%
Combined ratio	90.4%	74.8%	83.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Three Months Ended
	March 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$615,484	$564,668	$1,167,814
Net premiums written	397,254	476,465	873,719

Net premiums earned	$380,254	$381,347	$761,601
Fee income	1,404	401	1,805
Losses and loss adjustment expenses	(248,002)	(220,176)	(468,178)
Acquisition expenses, net	(37,885)	(91,787)	(129,672)
Other operating expenses	(62,076)	(13,252)	(75,328)
Underwriting income	$33,695	$56,533	90,228

Net investment income			80,326
Net realized losses			(3,383)
Other income			—
Other expenses			(7,649)
Interest expense			(5,555)
Net foreign exchange losses			(10,253)
Income before income taxes			143,714
Income tax expense			(11,424)

Net income			132,290
Preferred dividends			(2,667)
Net income available to common shareholders			$129,623

Underwriting Ratios
Loss ratio	65.2%	57.7%	61.5
Acquisition expense ratio (2)	9.7%	24.1%	16.9
Other operating expense ratio	16.3%	3.5%	9.9
Combined ratio	91.2%	85.3%	88.3

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended March 31,
	2007			2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount		% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$84,863		19.8	$68,646	17.3
Construction, surety and national accounts	79,230		18.5	80,629	20.3
Professional liability	70,403		16.4	62,454	15.7
Programs	58,323		13.6	60,534	15.2
Executive assurance	44,091		10.3	45,591	11.5
Casualty	43,091		10.1	50,750	12.8
Healthcare	21,530		5.0	18,115	4.6
Other	26,813	(1)	6.3	10,535	2.6
Total	$428,344		100.0	$397,254	100.0

Net premiums earned
Property, marine and aviation	$81,804		19.8	$62,968	16.6
Construction, surety and national accounts	67,104		16.2	66,703	17.5
Professional liability	77,130		18.6	54,045	14.2
Programs	56,209		13.6	57,389	15.1
Executive assurance	45,378		11.0	50,076	13.2
Casualty	51,542		12.4	62,808	16.5
Healthcare	19,844		4.8	16,677	4.4
Other	14,836	(1)	3.6	9,588	2.5
Total	$413,847		100.0	$380,254	100.0

Net premiums written by client location
United States	$320,005		74.7	$324,465	81.7
Europe	74,935		17.5	47,580	12.0
Other	33,404		7.8	25,209	6.3
Total	$428,344		100.0	$397,254	100.0

(1)          Includes excess workers’ compensation and employers’ liability business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended March 31,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total
Net premiums written
Casualty (1)	$144,476	32.6	$162,988	34.2
Property excluding property catastrophe	94,944	21.4	106,782	22.4
Property catastrophe	80,659	18.2	70,336	14.7
Other specialty	73,996	16.7	93,264	19.6
Marine and aviation	43,715	9.8	41,352	8.7
Other	5,611	1.3	1,743	0.4
Total	$443,401	100.0	$476,465	100.0

Net premiums earned
Casualty (1)	$140,444	42.4	$171,197	44.9
Property excluding property catastrophe	73,039	22.0	79,620	20.9
Property catastrophe	34,691	10.5	49,106	12.8
Other specialty	52,042	15.7	57,919	15.2
Marine and aviation	26,622	8.0	23,650	6.2
Other	4,808	1.4	(145)	(0.0)
Total	$331,646	100.0	$381,347	100.0

Net premiums written
Pro rata	$263,815	59.5	$272,534	57.2
Excess of loss	179,586	40.5	203,931	42.8
Total	$443,401	100.0	$476,465	100.0

Net premiums earned
Pro rata	$242,439	73.1	$295,288	77.4
Excess of loss	89,207	26.9	86,059	22.6
Total	$331,646	100.0	$381,347	100.0

Net premiums written by client location
United States	$253,991	57.3	$277,315	58.2
Europe	124,338	28.0	127,263	26.7
Bermuda	50,841	11.5	43,839	9.2
Other	14,231	3.2	28,048	5.9
Total	$443,401	100.0	$476,465	100.0

(1)          Includes professional liability and executive assurance business.

Discussion of 2007 First Quarter Performance

Insurance Segment

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$661,210	$615,484
Net premiums written	428,344	397,254
Net premiums earned	413,847	380,254
Underwriting income	40,361	33,695

Loss ratio	62.7%	65.2%
Acquisition expense ratio	11.1%	9.7%
Other operating expense ratio	16.6%	16.3%
Combined ratio	90.4%	91.2%

Gross premiums written by the insurance segment in the 2007 first quarter were 7.4% higher than in the 2006 first quarter, while net premiums written increased 7.8%. Roughly half of the growth in net premiums written was generated by the insurance segment’s European operations primarily as a result of increases in the professional liability and executive assurance lines. The balance of the growth was generated by the insurance segment’s U.S. operations through increases in property as well as from $9.4 million of excess workers’ compensation and employers’ liability business produced by Wexford, a managing general agent. As previously announced, the insurance segment’s U.S. operations entered into an agreement effective January 1, 2007 to write business produced by Wexford and also entered into an asset purchase agreement to acquire the operations of Wexford, including the renewal rights of the subject business, as of January 1, 2008. Net premiums earned by the insurance segment in the 2007 first quarter were 8.8% higher than in the 2006 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The insurance segment’s loss ratio of 62.7% in the 2007 first quarter reflected a 0.2 point reduction in the loss ratio related to estimated net favorable development in prior year loss reserves, compared to a loss ratio of 65.2% in the 2006 first quarter which included 2.1 points related to estimated net adverse development.

The insurance segment’s underwriting expense ratio was 27.7% in the 2007 first quarter, compared to 26.0% in the 2006 first quarter. The acquisition expense ratio was 11.1% for the 2007 first quarter, compared to 9.7% for the 2006 first quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The increase in the 2007 first quarter acquisition expense ratio primarily resulted from the reversal of contingent commission income on ceded surety business that resulted from loss development which added 0.9 points. In addition, part of the increase was due to changes in the mix of business. The insurance segment’s other operating expense ratio was 16.6% for the 2007 first quarter, compared to 16.3% for the 2006 first quarter.

Reinsurance Segment

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$558,654	$564,668
Net premiums written	443,401	476,465
Net premiums earned	331,646	381,347
Underwriting income	84,237	56,533

Loss ratio	48.5%	57.7%
Acquisition expense ratio	22.1%	24.1%
Other operating expense ratio	4.2%	3.5%
Combined ratio	74.8%	85.3%

Gross premiums written by the reinsurance segment in the 2007 first quarter were 1.1% lower than in the 2006 first quarter. Growth in property and marine lines was offset by a reduction in casualty and other specialty business. The growth in property and marine lines was in response to current market opportunities as prices for catastrophe-exposed property and marine lines remained strong. The decrease in casualty business was in response to market conditions.

Ceded premiums written by the reinsurance segment were 20.6% of gross premiums written for the 2007 first quarter, compared to 15.6% for the 2006 first quarter. Arch Re Bermuda ceded $108.9 million, or 19.5% of gross premiums written, of certain lines of property and marine premiums written to Flatiron Re Ltd. in the 2007 first quarter, compared to $82.4 million, or 14.6%, in the 2006 first quarter. The increase in business ceded to Flatiron Re Ltd. was due to the fact that certain premiums written in the 2006 first quarter were from 2005 and prior underwriting years and were not subject to the quota share treaty with Flatiron Re Ltd., which covers business written from January 1, 2006. On an earned basis, Arch Re Bermuda ceded $66.0 million to Flatiron Re Ltd. in the 2007 first quarter, compared to $18.3 million in the 2006 first quarter.

Net premiums written by the reinsurance segment in the 2007 first quarter were 6.9% lower than in the 2006 first quarter. Net premiums earned by the reinsurance segment in the 2007 first quarter were 13.0% lower than in the 2006 first quarter. The larger decrease in net premiums earned in the 2007 first quarter primarily resulted from the transactions with Flatiron Re Ltd. noted above and also reflects changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio of 48.5% in the 2007 first quarter reflected a 14.1 point reduction in the loss ratio related to estimated net favorable development in prior year loss reserves, compared to a loss ratio of 57.7% in the 2006 first quarter which included 0.6 points related to estimated net adverse development before related adjustments. The 2007 first quarter loss ratio reflected approximately 4.8 points of catastrophic activity, consisting of $11.4 million of losses incurred related to European Storm Kyrill, net of reinstatement premiums, and $4.3 million related to U.S. storm activity, while the 2006 first quarter loss ratio reflected approximately 4.3 points of catastrophic activity, consisting of $8.2 million of loss incurred related to U.S. storm activity and $8.1 million related to Cyclone Larry. The 2007 first quarter loss ratio also reflected changes in the reinsurance segment’s mix of business.

The underwriting expense ratio for the reinsurance segment was 26.3% in the 2007 first quarter, compared to 27.6% in the 2006 first quarter. The acquisition expense ratio for the 2007 first quarter was 22.1%, compared to 24.1% for the 2006 first quarter. The acquisition expense ratio included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd. which reduced the 2007 first quarter acquisition expense ratio by 2.8 points, compared to 0.8 points in the 2006 first quarter. In addition, the acquisition expense ratio for the 2007 first quarter included 0.2 points related to prior year loss development, compared to a decrease of 1.0 point in the 2006 first quarter. The reinsurance segment’s other operating expense ratio was 4.2% for the 2007 first quarter, compared to 3.5% for the 2006 first quarter. The higher ratio in the 2007 first quarter primarily resulted from a lower level of net premiums earned than in the 2006 first quarter.